Exhibit 99.1

Highpower International Announces CEO Executed Consortium Agreement in connection with Non-Binding Proposal

SAN DIEGO, CALIFORNIA and SHENZHEN, China, March 14, 2019 /PRNewswire/ -- Highpower International, Inc. (NASDAQ: HPJ) ("Highpower" or the "Company"), a developer, manufacturer, and marketer of lithium ion and nickel-metal hydride (Ni-MH) rechargeable batteries, battery management systems, and a provider of battery recycling, today announced that Mr. Dang Yu (George) Pan, the Company's Chairman and Chief Executive Officer, entered into a Consortium Agreement with Wen Liang Li, a director and stockholder of the Company, Wen Wei Ma, a stockholder of the Company, and Essence International Financial Holdings (Hong Kong) Limited pursuant to which the consortium members agreed to, among other things, form a consortium to work together on the proposed transaction (the “Proposed Transaction”) to acquire the Company pursuant to the terms of the preliminary and non-binding proposal submitted by Mr. Pan to the Company on June 2, 2018 (the “Proposal”) to acquire certain outstanding shares of the common stock of the Company, at a cash purchase price of $4.80 per share. On June 25, 2018, the Board of Directors of the Company formed a Special Committee consisting of Ping (David) Li and T. Joseph Fisher, III to consider the Proposal.

The Company cautions the its stockholders and others considering trading in its securities that the Special Committee is reviewing the Proposal and no decisions have been made with respect to the Company’s response to the Proposal. There can be no assurance that any definitive offer will be made by the parties that entered into the Consortium Agreement or any other person, that any definitive agreement will be executed relating to the Proposed Transaction, or that the Proposed Transaction or any other transaction will be approved or consummated. The Company does not undertake any obligation to provide any updates with respect to this or any other transaction, except as required under applicable law.

About Highpower International, Inc.

Highpower International was founded in 2001 and produces high-quality Nickel-Metal Hydride (Ni-MH) and lithium-based rechargeable batteries used in a wide range of applications such as electric buses, bikes, energy storage systems, power tools, medical equipment, digital and electronic devices, personal care products, and lighting, etc. Highpower's target customers are Fortune 500 companies and top 20 companies in each vertical segment. With advanced manufacturing facilities located in Shenzhen, Huizhou, and Ganzhou of China, Highpower is committed to clean technology, not only in the products it makes, but also in the processes of production. The majority of Highpower International's products are distributed to worldwide markets mainly in the United States, Europe, China and Southeast Asia. Additional information about the Company can be found at http://www.highpowertech.com and in documents filed with the U.S. Securities and Exchange Commission, which are available on the SEC's website at http://www.sec.gov.

Cautionary Statement Regarding Forward-Looking Statements

All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management's beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as "anticipates," "expects," "intends," "plans," "predicts," "believes," "seeks," "estimates," "may," "will," "should," "would," "could," "potential," "continue," "ongoing," similar expressions, and variations or negatives of these words. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.

CONTACT:

Highpower International, Inc.

Sunny Pan

Chief Financial Officer

Tel: +86-755-8968-6521

Email: ir@highpowertech.com

Yuanmei Ma

Investor Relations Manager

Tel: +1-909-214-2482

Email: ir@highpowertech.com

ICR, Inc.

Rose Zu

Tel: +1-646-931-0303

Email: ir@highpowertech.com